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                                                                      Exhibit 16



May 15, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 15, 1998 of Meridian National Corporation and are in agreement with the statements of the registrant contained in the first, second, third, fourth and sixth paragraphs therein.

In addition, we have no basis to agree or disagree with the other statements of the registrant contained in the fifth paragraph of Item 4 of the above referenced filing.


                                        /s/ Ernst & Young LLP










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